Exhibit 10.3

December 20, 2020

Dear [________]:

As you may know, HMS Holdings Corp. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company will become a wholly-owned subsidiary of Gainwell Acquisition Corp. (“Parent”) (the “Merger”). We are pleased to inform you that, in connection with the Merger, the Company has determined that you are eligible to receive a cash bonus in accordance with the terms and conditions set forth in this letter agreement.

1.                Bonus. Subject to your continued employment with the Company or its affiliates through the closing of the Merger (the date of such closing, the “Closing Date”), the Company will pay you a cash bonus equal to $[________] (the “Bonus”). The Bonus shall be paid to you in a single lump sum no later than 30 days following the Closing Date.

2.                Withholding. The Company or its affiliates may withhold from any amount payable under this letter agreement such federal, tax or local taxes as are required to be withheld pursuant to any applicable law or regulation.

3.                Restrictive Covenants. In addition, you agree and acknowledge that as consideration for the Bonus, your right to receive and retain the Bonus is subject to and conditioned upon your continued compliance with the restrictive covenants (including without limitation any confidentiality, non-solicitation and non-competition covenants) contained in an employment, service, retention, severance or other similar agreement between you and the Company and/or any of its subsidiaries or affiliates.

4.                Termination of Employment. Notwithstanding anything to the contrary herein, if you experience a Qualifying Termination (as defined in the Company’s Retention Bonus Plan) on or prior to the Closing Date, the Company will pay you the Bonus within 30 days following the Closing Date, subject to your timely execution and non-revocation of a general release of claims in a form prescribed by the Company. If your employment with the Company or its affiliates is terminated for any reason other than a Qualifying Termination on or prior to the Closing Date, your right to the Bonus will be forfeited, you will have no right to receive any portion of the Bonus and the Company will have no further obligations to you under this letter agreement.

5.                Section 409A. Notwithstanding anything to the contrary herein, no portion of the Bonus shall be paid during the six-month period following your “separation from service” (within the meaning of Code Section 409A) if the Company reasonably determines that paying such amounts at the time or times indicated herein would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of your death), you will be paid a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period (without interest).

5615 High Point Drive | Irving, TX 75038 | 214.453.3000 | hms.com

6.                 No Right to Continued Employment. Nothing contained in this letter agreement shall (i) confer upon you any right to continue in the employ the Company or its affiliates, (ii) constitute any contract or agreement of employment, or (iii) interfere in any way with the rights of the Company or its affiliates to terminate your employment at any time, for any reason, with or without cause.

7.                 Merger Agreement. In the event the Merger Agreement is terminated prior to consummation of the Merger, this letter agreement shall automatically and without further action terminate.

8.                 Entire Agreement. This letter agreement constitutes the entire and complete agreement between you and the Company and its affiliates with respect to the subject matter hereof and supersedes any and all other agreement or arrangements, whether oral or written, between you and the Company or its affiliates (or any predecessor or representative (including officer, shareholder or director) thereof) with respect to the subject matter hereof.

9.                 Governing Law. This letter agreement shall be administered, interpreted and enforced under the laws of the State of [______]1 without regard to the conflicts of law principles thereof.

Please indicate your acceptance and acknowledgement of, and agreement to, the foregoing by signing and dating the space provided below for your signature. Please retain one fully-executed original for your files.

[Signature Page Follows]

1 NTD: Insert state in which the recipient is based.

Sincerely,

HMS Holdings Corp.

By:
Name:	[______]
Title:	[______]

Accepted, Acknowledged and Agreed, this __ day of _____________, 2020.

By:

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